Exhibit 99

                   Taitron Reports First Quarter 2004 Results

    LOS ANGELES, May 11 /PRNewswire-FirstCall/ -- Taitron Components Incorporated (Nasdaq: TAIT) today announced financial results for its first quarter ended March 31, 2004.
    The Company reported net sales of $2,491,000, for the quarter ended March 31, 2004, a decrease of 21% compared with $3,155,000 for the same quarter a year earlier. The Company also reported net earnings of $10,000 or $0.00 earnings per basic and diluted share for the quarter ended March 31, 2004, compared with net earnings of $6,000, or $0.00 earnings per basic and diluted share for the same quarter last year.
    Stewart Wang, president and chief executive officer, said, "In this quarter, our sales grew 29% sequentially from the 4th quarter last year. This is the first significant quarter-to-quarter sales increase since the last industry recession began in 2001. Our quarterly selling, general and administrative expenses decreased more than 20% when compared to the average quarterly expenses during 2003. Although the market demand was very strong in this quarter, we were focusing our efforts on reducing inventory and increasing cash holdings. While our first quarter profits were disappointing and lower than expected, we are optimistic about the recovery of the electronic components industry in 2004. To increase shareholder value, we'll continue to buy-back our stock in the open market. Our long-term growth strategy is to rely not only on the existing component fulfillment service, but also the value-added engineering service to support our existing small and medium size OEM customers in outsourcing their product design and manufacturing work offshore."

    Taitron, based in Valencia, California, is the "Discrete Components Superstore." The Company distributes a wide variety of transistors, diodes and other discrete semiconductors, optoelectronic devices and passive components to other electronic distributors, contract electronic manufacturers
(CEMs) and original equipment manufacturers (OEMs), who incorporate them into their products.

    Statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, factors such as general economic conditions, fluctuations in product demand and market acceptance, the Company's ability to maintain customer and vendor relationships, technological advancements, impact of competitive products and pricing, risks of foreign operations and other information detailed from time to time in the Company's reports filed or to be filed with the U.S. Securities and Exchange Commission. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. Additionally, the Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

    For further information, please contact Stewart Wang, CEO and President of Taitron Components Incorporated, +1-661-257-6060, or fax, +1-661-294-1108.



                       Taitron Components Incorporated
               Condensed Consolidated Statements of Operations
               (Dollars in thousands, except per share amounts)

                                                        Three months ended
                                                            March 31,
                                                       2004           2003
                                                    (Unaudited)   (Unaudited)
    Net sales                                         $2,491         $3,155

    Cost of goods sold                                 1,842          2,188

      Gross profit                                       649            967

    Selling, general and administrative expenses         609            849

      Operating earnings                                  40            118

    Interest expense, net                                (62)          (108)
    Other income (expense), net                           32             (4)

      Earnings before income taxes                        10              6

    Income tax provision                                  --             --

      Net earnings                                       $10             $6

    Earnings per share
      Basic                                              $--            $--
      Diluted                                            $--            $--
    Weighted average common shares outstanding

      Basic                                        5,479,708      5,659,683
      Diluted                                      6,014,708      6,190,683


SOURCE  Taitron Components Incorporated
    -0-                             05/11/2004
    /CONTACT: Stewart Wang, CEO and President of Taitron Components Incorporated, +1-661-257-6060, or fax, +1-661-294-1108/
    (TAIT)

CO:  Taitron Components Incorporated
ST:  California
IN:  CPR SEM TLS ITE MLM OTC
SU:  ERN